EXHIBIT 99.1

The following form of telephone voting script is being used in connection with voting by shareholders of American Express Company with respect to the Registrant’s 2011 Annual Meeting of Shareholders.

AMERICAN EXPRESS COMPANY

TELEPHONE VOTING

FOR SHAREHOLDERS

Generic Registered Telephone Proxy Voting Service Dialogue 1-800-690-6903

Generic Greeting:
“Thank you for calling the Automated Proxy Voting Service”
Shareholder Hears:

“You must be calling from a touch tone telephone in order to use this system and already have read the proxy statement and made your voting decisions”

“Press ‘1’ if you are calling from a touch tone phone and have your proxy form in front of you.”

Shareholder Presses “1” and Hears:
“Let’s begin. Please enter the 12-digit control number, which is labeled as such, or located in the box indicated by the arrow on your Vote Instruction Form, followed by the pound sign.”
Shareholder Enters Control Number:

• Valid Control Number: See voting scripts below.

• Invalid: “Sorry your control number is invalid.”

• Invalid > 3x: “Sorry, since your entry of the control number was invalid, we are not able to process your transaction at this time. You will be able to access the system in 24 hours.”

• Valid control number, but Shareholder has already voted: “A vote has already been recorded for this control number. If you want to change your vote, press ‘1’, if you do not want to change your vote press ‘2’.” (See voting scripts below.)

Voting Scripts:
“If you would like to vote as the Board recommends, press ‘1’, to vote on directors and proposals individually, press ‘2’.”
Shareholder Presses:	Shareholder Hears:
1	“Let me confirm. You have elected to vote as the Board recommends. If these elections are correct, press ‘1’, to vote again, press ‘2’, to hear your vote again, press ‘3’.”
2	“If you wish to vote for all nominees, press ‘1’. To withhold all nominees, press ‘2’. To withhold specific nominees, press ‘3’.”
Nominee Vote Script:
Shareholder Presses:	Shareholder Hears:
1	“You have voted for all nominees.”
2	“You have voted to withhold all nominees.”
3

“You have voted to withhold specific nominees.”

“To withhold a nominee, enter the 2 digit number that is in front of the name of the nominee you wish to withhold. If you are finished, enter 00.”

“You have voted to withhold Nominee [#].”

Proposal Vote Script:
“Proposal voting . . . there are 5 to vote on. After you cast all your votes, you’ll have a chance to review them. We are ready to accept your vote for Proposal [02, 03, 04, 05, and 06].”

For/Against/Abstain Script:		Read Back
“If you are voting for this proposal, press ‘1’. If you are voting against this proposal press ‘2’, If you wish to abstain press ‘3’.”		For/ Against/ Abstain
Say When on Pay Voting Script:	First Read Back	Final Read Back
“If you are voting for 1 year, press ‘1’.”	1 Year	You have voted for 1 year
“If you are voting for 2 years, press ‘2’.”	2 Years	You have voted for 2 years
“If you are voting for 3 years, press ‘3’.”	3 Years	You have voted for 3 years
“If you are voting to Abstain, press ‘4’.”	Abstain	You have voted to Abstain
Additional Scripts:
Topic:	Script:
After voting as the Board recommends:	“One moment while I log your ballot. A vote has been recorded for control number [#]. If this concludes your business, press ‘1’. If you would like to vote for another proxy election, press ‘2’.” (See closing script below.)
After proposal voting:	“You have completed proposal voting. Let me confirm. You have voted to [voter’s elections repeated]. If these elections are correct press ‘1’, to vote again press ‘2’, to hear your vote again, press ‘3’.”
Shareholder wants to/does not want to vote on another proposal.	“If these selections are correct press ‘1’, To vote again press ‘2’, to hear your vote again press ‘3’.”

•  If shareholder presses 1: “One moment while I log your ballot. A vote has been recorded for control number [#]. If this concludes your business, press ‘1’. If you would like to vote for another proxy election, press ‘2’.” (See closing script below.)

Closing Script:
Shareholder Presses:	Shareholder Hears:
1	“All of your votes have been recorded by the telephone proxy voting service. Do not mail in your proxy card. Keep it as a record of your vote. Thank you for calling. This concludes your transaction. Goodbye.”
2	See voting scripts above.
3	Repeat vote instructions.
Error Messages:
No response from shareholder:	“I have not received your response. Please [repeat instruction].”
Auto Proxy Unavailable Error:	“We are sorry. The automated Proxy voting system is unavailable at this time. Please try your call again later.”
Legal Proxy Error:	“Sorry we cannot accept your voting instructions. You have previously requested a legal proxy for this control number.”
Appointee:	“Sorry, we cannot accept your voting instructions. An appointee has already been assigned for this vote. This proxy election can no longer be voted using the telephone proxy voting service.”
Meeting Date:	“Sorry, we cannot accept your voting instructions. It is the day of the meeting or the cut-off date for voting has passed.
Control number no longer valid	“Sorry, the control number you entered is no longer valid. Please contact your bank, broker or mutual fund to confirm your voter eligibility.”

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